Dated I 9th September, 2006

WALCOM BIO-CHEMICALS INDUSTRIAL LIMITED

oil

WALCOM ANIMAL SCIENCE
(I.P.) LIMITED

and

WALCOM ANIMAL SCIENCE
(I.P.2) LIMITED

and

WALCOM ANIMAL SCIENCE
(I.P.3) LIMITED

WALCOM ANIMAL SCIENCE
(I.P.4) LIMITED

mie

WALCOM ANIMAL SCIENCE
(LP.5) LIMITED

and

OMEGA-BIOPHARMA HOLDINGS LIMITED

EXCLUSIVE LICENCE AGREEMENT

RICHARDS BUTLER
SOLICITORS
20TH FLOOR
ALEXANDRA HOUSE
16-20 CHATER ROAD
CENTRAL,
HONG KONG

Ref. SJB/dsww/W492-003

EXCLUSIVE LICENCE AGREEMENT

THIS AGREEMENT is made the 19 day of September 2006.

BETWEEN

(1) **WALCOM BIO-CHEMICALS INDUSTRIAL LIMITED** whose registered office is Unit 613, 6F., West Wing Office Building, New World Centre, 20 Salisbury Road, Tsimshatsui, Kowloon, Hong Kong **("Walcom");**

(2) **WALCOM ANIMAL SCIENCE (I.P.) LIMITED** whose principal place of business is at Unit 613, 6/F., West Wing Office Building, New World Centre, 20 Salisbury Road, Tsimshatsui, Kowloon. Hong Kong ("Ill");

(3) **WALCOM ANIMAL SCIENCE (I.P.2) LIMITED** whose principal place of business is at Unit 613, 6/F., West Wing Office Building, New World Centre, 20 Salisbury Road, Tsimshatsui, Kowloon, Hong Kong **("I11`2");**

(4) **WALCOM ANIMAL SCIENCE (I.P.3) LIMITED** whose principal place of business is at Unit 613, 6/F., West Wing Office Building, New World Centre, 20 Salisbury Road, Tsimshatsui, Kowloon. Hong Kong ("IP3");

(5) **WALCOM ANIMAL SCIENCE (I.P.4) LIMITED** whose principal place of business is at Unit 613, 6/F., West Wing Office Building, New World Centre, 20 Salisbury Road, Tsimshatsui, Kowloon, Hong Kong **("1P4");**

(6) **WALCOM ANIMAL SCIENCE (I.P.5) LIMITED** whose principal place of business is at Unit 613, 6/F., West Wing Office Building, New World Centre, 20 Salisbury Road, Tsimshatsui, Kowloon, Hong Kong ("IPS");

(Walcom, IP, 1P2, 1P3, 1P4 and IPS are hereinafter collectively referred to as the **"Licensors")** of the one part; and

(7) **OMEGA-BIOPHARMA HOLDINGS LIMITED** whose principal place of business is at Suite 1201, Tower 2, The Gateway, 25 Canton Road, Tsimshatsui, Kowloon, Hong Kong (the **"Licensee").**

LTAIi M9

(A) Walcom's employees are the original inventors of the Existing Inventions (defined below). Each of IP, 1P2. 1P3. 1P4 and IPS are Associated Companies (defined below) of Walcom, to whom the benefit of the respective Existing Inventions has been assigned for the purpose of the Patent Applications (defined below). The Licensors are the sole beneficial owners of the respective Patent Applications, all of which are proceeding in the names of the relevant Licensors.

(B) The Licensors have agreed to grant to the Licensee, and the Licensee has agreed to accept, a licence to develop and use the Existing Inventions and the Improvement Inventions (as defined below) in accordance with the provisions of this Agreement.

IT IS HEREBY AGREED

1 **DEFINITIONS AND INTERPRETATION**

1.1 In this Agreement, including its Recitals and the Schedules, unless the context otherwise requires:

"Approval Term"	means three (3) years from the date of filing of an application for FDA Approval, and any extension thereof in accordance with Clause 2;
"Associated Company"	means any business entity in which any of the Licensors or the Licensee, as the case may be, directly or indirectly controls, or any business entity under the common control of the same holding company or ultimate holding company of the Licensor or Licensee, but any business entity shall be deemed an Associated Company only for as long as such control exists (control herein shall mean holding more than thirty per cent, (30%) of the shares entitled to vote at any general meeting);
"Business Day"	means any day on which banks are generally open for business in Hong Kong (excluding Saturday);
"Effective Date"	means the date of creation or date immediately prior to the filing of any patent application (whichever is the later) in respect of the particular patent to which the effective date is applicable;
"Existing Inventions"	means the inventions claimed and described within the Patent Applications and as briefly described in Schedule 2;
"FDA"	means the United States Food and Drugs Administration, or the national equivalent of the United States Food and Drugs Administration in any other developed country that has food and drug standards at an equivalent level, or higher, as the United States;
"FDA Appro al"	means the registered certification or other approval that is issued by the FDA confirming that the products and services that are to be the Field Products satisfy the FDA's health, safety and other regulatory requirements rendering them suitable for human application or consumption;
"Field"	means direct human application or direct human consumption of the Existing Inventions and Improvement Inventions whether by injection, ingestion or insertion;

"Field Products"	means any and all products that are produced by, or services that are provided by, the Licensee or any of its sub-licensees in the Field, whether within or outside of the scope of any of the claims of the Licensed Patents or Licensee Inventions;
"Hong Kong"	means the Hong Kong Special Administrative Region of The People's Republic of China;
"Improvement Inventions"	means any developments, discoveries, advancements, modifications, improvements, continuations, continuations in part, extensions, reissues and/or divisions beyond the Existing Inventions;
"Information"	means any information including without limitation that contained in documents or data contained in identifiable databases, such documents and databases being in the ownership, possession and control of the Licensors, existing as of the date hereof and hereafter which may be relevant to the development, production or exploitation of the Intellectual Property Rights in the possession, control or knowledge of the relevant party and which is of a confidential nature;
"Initial Term"	means five *(5)* years from the date of this Agreement, and any extension thereof in accordance with Clause 2;
"Intellectual Property Rights"	means any rights, including Information, pertaining to patents, know-how, confidential information, trade secrets, copyrights and the goodwill associated therewith and all rights or forms of protection of an equivalent or similar effect (whether registered or unregistered) which may subsist anywhere in the world:
"Licensed Patents"	means the Existing Inventions and any Improvement Inventions and patents therefor;
"Licensee In entions"	means any and all inventions in the Field, whether or not patents are applied for or registered, by the Licensee or any Associated Company or any sub-licensee as a result of the Licensee's or any Associated Company's or any sub-licensee's research and development of the Existing Inventions and Improvement Inventions following granting of this Licence or any sub-licence;
"Net Sales Value"	means the invoiced price of the Field Products sold by the Licensee or any of its sub-licensees in arm's length transactions exclusively for money or, where the sale is not at arm's length or exclusively for money, the price that would have been so invoiced if it had been at arm's length,

after deduction of normal trade discounts actually granted and any credits actually given, and, provided the amounts are separately charged on the relevant invoice, less any separately identified and invoiced costs of packaging, insurance, carriage and freight, any value added tax or other sales tax, and any import duties or similar applicable government levies;

"Patent Applications"	means the applications for patents in any country, short particulars of which are set out in Schedule 1 hereto, and including any divisions, continuations or international or national extensions thereof;
"Sales Term"	means ten (10) years from the date of issuance of FDA Approval of the Field Products or legal sale of the Field Products (in the event FDA Approval is not required) or until the Licensee or any of its sub-licensees no longer produces or provides the Field Products, whichever is the shorter period;
"Territory"	means worldwide; and
"HKS" or "Hong Kong Dollars"	means the lawful currency of Hong Kong.

1.2 Headings are inserted for convenience only and shall be ignored in construing this Agreement. Any reference to Recitals and Clauses or the Schedules is a reference to the recitals and clauses of. and the schedules to this Agreement.

1.3 Any reference to a statutory provision shall include a reference to that provision as amended or re-enacted from time to time.

1.4 Unless otherwise defined or unless the context or subject matter otherwise requires, any reference to parties to this Agreement shall include their respective permitted assignees and successors.

1.5 The singular includes the plural and vice versa, words importing gender or the neuter include both genders and the neuter.

1.6 Any reference to this Agreement or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document as it may have been, or may be, amended, varied, novated or supplemented.

2. **LICENSED RIGHTS**

2.1 In consideration of the payment of royalties in accordance with Clause 6 and the undertakings given by the Licensee herein, with effect from the Effective Date each of the Licensors hereby grants to the Licensee, subject to the provisions of this Agreement, a limited exclusive licence of the Licensed Patents insofar as they relate to the Field only for the Initial Term with the right to sub-licence subject to Clause 3, to develop and use the Existing Inventions only in the Field, and to manufacture, use and sell or supply and offer to provide the Field Products in the Territory.

2.2 If the Licensee or any sub-licensee has failed to apply for FDA Approval of the Field Products within the Initial Term, the Licensors shall deem the Licensee or any sub-licensee as unlikely to do so, and this Agreement shall, without prejudice to Clause 8, be terminated at the end of the Initial Term; unless the Licensee can prove to the reasonable satisfaction of the Licensors (and subject to compliance with relevant listing rules or other regulations) that the progress of the Licensees research and development has reached a satisfactory stage having regard to the financial and other resources committed by the Licensee to such research and development, and which shall be of a level and standard that the Licensors could reasonably expect from a sophisticated and developed company engaged in equivalent research and development.

2.3 In the event that the Licensee is able to satisfy the Licensors that they should permit an extension of this Agreement beyond the Initial Term, this Agreement shall be extended for a one (1) year term and the parties shall review the status again after such one year extension; whereupon the provisions of Clause 2.2 and this Clause 2.3 shall apply.

2.4 Upon the Licensee applying for FDA Approval within the Initial Term (whether as originally granted or extended in accordance with Clause 2.3), the licence granted in Clause 2.1 above shall be deemed granted for the Approval Term. If the Licensee or any sub-licensee has failed to secure FDA Approval of the Field Products within the Approval Term, the Licensors shall deem the Licensee or any sub-licensee as unlikely to do so, and this Agreement shall, without prejudice to Clause 8, be terminated at the end of the Approval Term; unless the Licensee can prove to the reasonable satisfaction of the Licensors (and subject to compliance with relevant listing rules or other regulations) that the progress of the FDA Approval application has reached a satisfactory stage having regard to the nature of any issues raised by the FDA, the Licensee's or any sub-licensee's responses to the same and/or ability to respond, and

which shall be of a nature that the Licensors are satisfied can reasonably be expected to result in the issuance of FDA Approval. The provisions of Clause 2.3 shall thereupon apply as if references to the "Initial Term" and "Clause 2.2" were replaced by the "Approval Term" and "Clause 2.4", respectively.

2.5 If the Licensee is able to secure the issuance of FDA Approval for the products that are Field Products within the Approval Term, the licence granted in Clause 2.1 above shall be deemed granted for the Sales Term, subject to the terms and conditions of this Agreement.

2.6 If the Licensee is able to produce Field Products that can be legally sold without FDA Approval, the license granted in Clause 2.1 above shall be deemed granted for the Sales Term, subject to the terms and conditions of this Agreement. Any renewal of the Sales Term shall be subject to further negotiation.

2.7 The licences granted under this Agreement shall be exclusive to the Licensee and, if legally necessary, the Licensee shall be entitled to call for recordal of licences in respect of any country in which the Licensed Patents have become registrations.

2.8 Pending the grant of a patent on the relevant Licensed Patents, the Licensee shall not use or exercise any invention thereof in any manner likely to give a ground for invalidity of an unprotected invention until the relevant Licensor notifies the Licensee that it is satisfied that the relevant Licensed Patents in respect of the subject invention will not need to be refiled or that no cognate application will need to be filed in order to properly protect the invention in the light of any development thereof.

2.9 The Licensee acknowledges that the licences granted herein do not give the Licensee any rights whatsoever to conduct research or to develop or produce goods or to offer services in respect of the Licensed Patents other than in the Field, and all other rights in the Licensed Patents are reserved to the Licensors and (without limiting the foregoing) the Licensors are entitled to, and shall, exploit the Licensed Patents, including by the appointment of licensees, in all other applications or potential applications of the Licensed Patents outside of the Field.

3. SUB-LICENSING

3.1 The Licensee shall be entitled to grant sub-licences of its rights under this Agreement to any person, including but not limited to its Associated Companies, with the prior

written consent of the Licensors, such consent not to be unreasonably withheld or delayed provided that

(a) the royalties and other consideration provided for in the sub-licence shall be at an amount or rate which is not less than the amount or rate provided for in this Agreement;

(b) the sub-licence shall include obligations on the sub-licensee which are equivalent to the obligations on the Licensee under this Agreement;

(c) the sub-licence shall terminate automatically on the termination of this Agreement for any reason;

(d) the Licensee shall procure that the sub-licensee shall issue a letter in the form of the draft attached in Schedule 3 hereto;

(e) within thirty (30) days of the grant of any sub-licence the Licensee shall provide to the Licensors a certified true copy of the sub-licence and the letter referred to in paragraph (d) above; and

(0 the Licensee shall be responsible for any breach of the sub-licence by the sub-licensee, as if the breach had been that of the Licensee under this Agreement, and the Licensee shall fully indemnify the Licensors against any loss, damages, costs, claims or expenses which are awarded against or suffered by any of the Licensors as a result of any such breach by the sub-licensee.

3.2 Any such sub-licence shall also expressly include provisions for the sub-licensee to revert directly to the Licensors in the case of termination of this Agreement for any reason, but the Licensors shall not be bound to accept such reversion and shall only do so in their absolute discretion.

4 INFORMATION AND IMPROVEMENTS BY LICENSORS

4.1 In furtherance of the rights granted herein, each of the Licensors shall

(a) supply the Licensee with such documents or drawings in the ownership possession and control of the Licensors and containing technical information, including the Information, relevant to the Existing Inventions as the Licensee may reasonably request; and

(b) authorize the Licensee to use such documents, drawings and technical information in accordance with the provisions of this Agreement.

4.2 During the continuation of this Agreement, each of the Licensors shall as soon as practicable notify the Licensee in writing and provide reasonable details to the Licensee of any Improvement Inventions discovered by them or their Associated Companies following research and development of the Existing Inventions, that may possibly have appliLcation in the Field; and such Improvement Inventions shall be deemed licensed herein.

4.3 For the avoidance of doubt, in so far as any possible Improvement Invention is potentially capable of being patented by any of the Licensors, the obligation to notify the Licensee of any such Improvement Invention shall not arise until the Licensor concerned has filed such patent application or applications as it is advised, for the field of application in question, and until after the Licensor has fully researched and explored the same Improvement Invention in relation to its application in fields (other than the Field) other than the specific field for which a patent application or applications has or have been filed, and such patent application or applications in such other fields of application (other than the Field) have been filed.

S IMPROVEMENTS, PATENT APPLICATIONS AND FDA APPROVAL BY LICENSEE

5.1 It is a condition precedent to this Agreement that with the benefit of the license granted pursuant to this Agreement, the Licensee shall engage in research and development in the Field, with the intention of producing marketable goods and/or providing services for human application and developing markets for the Field Products, and such research and development will commence within six (6) months of the date of this Agreement.

5.2 Following such research and development by the Licensee in the Field, and given the nature of the Existing Inventions, it is possible that the Field Products and/or the final

products produced by the Licensee or any sub-licensee and/or the services provided by the Licensee or any sub-licensee may not be recognizable as having originated from the Licensed Patents. Notwithstanding this, the Licensee recognizes that the Licensors have undertaken years of research and development to reach the stage of the Existing Inventions and that the Licensee is commercially and financially placed to a significant advantage by having the benefit of the licences granted herein. If the Licensee is successful in producing the Field Products in whatever format or formulation, the Licensee will not attempt to avoid the payment of royalties pursuant to this Agreement or to deny that such Field Products were created with the benefit of the Licensed Patents.

5.3 The Licensee irrevocably undertakes to:

(a) inform the Licensors in writing of all technical information concerning the Existing Inentions and any Improvement Inventions that become known to the Licensee or its Associated Companies or sub-licensees;

(b) to supply the Licensors with any documents or drawings and explanatory materials relevant to the Existing Inventions and any Improvement Inventions that become known to the Licensee or its Associated Companies or sub-licensees;

(c) with effect from the date of this Agreement, and on every twelve (12) months anniversary thereafter, the Licensee shall provide to the Licensors a detailed report in writing of the nature and extent of the research and development undertaken by the Licensee or its Associated Companies or sub-licensees in the Field, together with the results of such research and development, and including any Licensee Inventions, and any proposed activities for the following twelve (12) month period;

(d) provide the Licensors with copies of any FDA Approval applications and correspondences received from the FDA and any other authority involved in the approval process for the Field Products; and

(e) confirm the identity of the company (whether the Licensee or any of its sub-licensees) undertaking the activities reported above.

5.4 Following such report, the Licensee shall provide such information and documentation as may reasonably be requested in writing by the Licensor, provided always that the

Licensee shall not consider such a request to be unreasonable on the grounds of it being confidential information.

5.5 Subject to Clause 7 below, insofar as any Licensee Inventions discovered by the Licensee or its Associated Companies or any of the sub-licensees are identified by the Licensors as having potential application outside of the Field, the Licensors shall be free to use such Licensee Inventions as they apply in the Field for their own purposes and benefit for exploitation outside of the Field, and the Licensee hereby grants, and shall procure, without prejudice to Clause 7.1 below, that its Associated Companies and sub-licensees grant, to each of the Licensors an exclusive perpetual royalty-free license in respect of any such Licensee Inventions as they apply in the Field, with the right to sub-license, for exploitation outside of the Field. Each of the Licensors shall be entitled to call upon the Licensee to record such license against any patents registered by the Licensee.

5.6 For the avoidance of doubt, upon the operation of Clause 5.5 above, if the Licensors are able to develop the Licensee Inventions for application outside of the Field, and they or any one or more of them file patent applications in respect of such developments, all right and title in such developments and the patent applications filed by the Licensors arising out of the Licensee Inventions shall be vested in the Licensors.

57 Within sixty (60) days after the end of each calendar year, the Licensee shall provide the Licensors with a report in writing detailing the progress made and steps taken during the calendar year in:

(a) developing the Licensed Patents in order to facilitate their commercial exploitation in the Field; and

(b) promoting and marketing the Field Products (when applicable).

6 ROYALTIES

6.1 The Licensee shall pay to the Licensors a royalty of three per cent (3%) of the Net Sales Value of all Field Products sold by the Licensee or any of its sub-licensees.

6.2 Royalties due under this Agreement shall be paid for each quarter year ending on 31 March, 30 June, 30 September and 31 December, in respect of sales of Field Products

made during such quarter and within thirty (30) days of the end of the quarter in question.

6.3 The Licensee shall send to the Licensors at the same time as each royalty payment is made in accordance with Clause 6.2, a statement setting out, in respect of each territory or region in which Field Products are sold, the name of the sub-licensee concerned (if any), the types of Field Products sold, the quantity of each type sold, and the total Net Sales Value in respect of each type, expressed both in local currency and Hong Kong dollars and showing the conversion rate used, during the period to which the royalty payment relates.

6.4 The Licensee shall keep at its normal place of business for a period of six (6) years detailed and up to date records and accounts showing the quantity, description and value of Field Products sold by it, and the amount of sub-licensing revenues received by sub-licensees in respect of Field Products on a country by country basis, and being sufficient to ascertain the royalties due under this Agreement.

6.5 The Licensee shall make such records and accounts available, on reasonable notice, for inspection during business hours by an independent auditor nominated by the Licensors for the purpose of verifying the accuracy of any statement or report given by the Licensee to the Licensors under this Clause 6. The auditor shall be required to keep confidential all information learnt during any such inspection, and to disclose to the Licensors only such details as may be necessary to report on the accuracy of the Licensee's statement or report. The Licensors shall be responsible for the auditor's charges unless the auditor certifies that there is an inaccuracy of more than five per cent *(5%)* in any royalty statement, in which case the Licensee shall pay its charges in respect of that inspection.

6.6 The Licensee shall ensure that the Licensors have the same rights as those set out in Clauses 6.3, 6.4 and 6.5 in respect of any sub-licensee of the Licensee which is sub-licensed pursuant to this Agreement.

6.7 All sums due under this Agreement:

(a) are exclusive of value added tax or any other taxes, charges or duties which where applicable will be paid by the Licensee to the Licensors in addition;

(b) shall be paid in Hong Kong Dollars by cheque made payable to the person or persons designated by the Licensors or irrevocable, confirmed letter of credit

drawn on a 1-long Kong bank, and in the case of sales or sub-licence income received by the Licensee in a currency other than Hong Kong dollars, the royalty shall be calculated in such other currency and then converted into the equivalent Hong Kong Dollars at the buying rate of such other currency as quoted by the Hong Kong and Shanghai Banking Corporation Limited in Hong Kong as at the close of business on the last Business Day of the quarterly period with respect to which the payment is made;

(c) shall be made without deduction of income tax or other taxes, charges or duties that may be imposed, except insofar as the Licensee is required to deduct the same to comply with applicable laws. The parties hereto shall co-operate and take all steps reasonably and lawfully available to them, at the expense of the Licensee, to avoid deducting such taxes and to obtain double taxation relief If the Licensee is required to make any such deduction it shall provide the Licensors with such certificates or other documents as it can reasonably obtain to enable the Licensors to obtain appropriate relief from double taxation of the payment in question; and

(d) shall be made by the due date, failing which the Licensors may charge interest on any outstanding amount on a daily basis at a rate equivalent to three per cent (3%) above the Hong Kong and Shanghai Corporation Limited best lending rate then in force.

6.8 If at any time during the continuation of this Agreement the Licensee is prohibited from making any of the payments required hereunder by a governmental authority in any country then the Licensee will within the prescribed period for making the said payments in the appropriate manner use its best endeavours to secure from the proper authority in the relevant country permission to make the said payments and will make them within seven (7) days of receiving such permission. If such permission is not received within thirty (30) days of the Licensee making a request for such permission then, at the option of the Licensors, the Licensee shall either:

(a) deposit the royalty payments due in the currency of the relevant country in a bank account designated by the Licensors within such country; or

(b) pay such royalty payments to an associated company of the Licensors designated by the Licensors and having offices in the relevant country designated by the Licensors; or

(c) pay the Licensors out of its own funds the Hong Kong Dollar equivalent to the sums due to the Licensors.

7 OWNERSHIP OF INTELLECTUAL PROPERTY RIGHTS

7.1 All legal and beneficial rights of ownership, title and other interests, including Intellectual Property Rights, in the Licensed Patents belong to the Licensors according to their respective rights under the Patent Applications, and all Intellectual Property Rights in any Improvement Inventions outside of the Field, including those discovered by the Licensee, shall belong to: (a) whichever of the Licensors is interested, according to their current patent interests as demonstrated by Schedule 1, in the field of such Improvement Inventions, or (b) Walcom, in the case of all other Improvement Inventions outside of the Field and not covered by (a) above.

7.2 Without prejudice to Clause 7.1 above, all legal and beneficial rights of ownership, title and other interests, including Intellectual Property Rights, in the Licensee Inventions shall be vested in the Licensee.

8 DURATION AND TERMINATION

8.1 This Agreement and the licence or licences granted hereunder shall come into effect from the date of this Agreement and unless terminated earlier in accordance with this Clause 8, shall continue in force subject to and in accordance with Clause 2.

8.2 The Licensors may terminate this Agreement upon thirty (30) days prior written notice if performance of its terms by any of the Licensors would be contrary to the provisions of any applicable law or the rules or regulations of any stock exchange or other regulatory body, as binding on such Licensor (or any company within the group of companies of which such Licensor is a member).

8.3 Without prejudice to any other right or remedy it may have, either party may terminate this Agreement at any time by notice in writing to the other party, such notice to take effect as specified in the notice

(a) if the other party is in breach of this Agreement and, in the case of a breach capable of remedy within thirty (30) days, the breach is not remedied within

thirty (30) days of the other party receiving written notice specifying the breach and requiring its remedy; or

(b) if the other party becomes insolvent, or if an order is made or a resolution is passed for the winding up of the other party, or if an administrator, administrative receiver or receiver is appointed in respect of the whole or any part of the other party's assets or business, or if the other party makes any composition with its creditors or takes or suffers any similar or analogous action in consequence of debt or if there is a change in the ownership or control, direct or indirect, of shares carrying more than fifty per cent (50%) of the voting rights attaching to the issued share capital of the Licensee.

8.4 Upon termination of this Agreement for any reason:

(a) the Licensee shall forthwith pay to the Licensors any outstanding amount payable by the Licensee to the Licensors pursuant to this Agreement;

(b) the Licensee and its sub-licensees shall be entitled to sell, use or otherwise dispose of (subject to payment of royalties under Clause 6) any unsold or unused stocks of the Field Products for a period of three (3) months following the date of termination;

(c) subject to paragraph (b) above, the Licensee shall no longer be licensed to use or otherwise exploit in any way, either directly or indirectly, the Licensed Patents;

(d) subject to paragraph (b) above, the Licensee shall consent to the cancellation of any licence granted to it, or of any registration of it in any register, in relation to any of the Licensed Patents;

(e) the Licensors shall continue to have the benefit of the license granted in Clause 5.5; and

(1) subject as provided in this Clause 8.4 and except in respect of any accrued rights, neither party shall be under any further obligation to the other.

9 WARRANTIES

9.1 Each of the Licensors warrants that it is the sole legal and beneficial owner of the relevant Patent Application.

9.2 Each of the Licensors warrants and undertakes that it has not, and will not do nor agree to do during the continuation of this Agreement, granted or agreed to grant any rights in the Licensed Patents in the Field.

9.3 The Licensee warrants and undertakes that it shall

(a) ensure that all of the Field Products marketed by it and its sub-licensees are of satisfactory quality and comply with all applicable laws and regulations;

(b) mark or cause to be marked in a legible manner on some conspicuous part of the Field Products (or if this is not possible, on the packaging of the Field Products) words indicating, as applicable, either that patent applications have been applied for or patent applications have been granted in respect of the Field Products and giving the relevant patent application number(s) or patent number(s);

(c) not carry out any illegal, deceptive, or unethical practices, whether or not they are to the disparagement of the Licensed Patents for the Licensors, or any other practices which may be detrimental to the Licensed Patents, the Licensors or to the public interest;

(d) take all such steps as necessary to protect the Intellectual Property Rights in the Licensed Patents and the Licensee Inventions;

(e) not challenge the Licensors ownership rights, Intellectual Property Rights or any other rights in the Licensed Patents, or the Licensors' rights in the Licensee Inventions granted herein;

(f) not engage, directly or indirectly, save for the rights granted herein, in research and development and manufacture of any products with the benefit of the Licensed Patents, in areas outside of the Field, and will not assist or procure any third party to be engaged in the same; and

(g) not infringe the Intellectual Property Rights or other rights of any third party in

furtherance of its research and development in the Field.

9.4 Each of the Licensee and the Licensors acknowledges that, in entering into this Agreement, it does not do so in reliance on any representation, warranty or other provision except as expressly provided in this Agreement, and any conditions, warranties or other terms implied by statute or common law are excluded from this Agreement to the fullest extent permitted by law.

95 Without limiting the scope of Clause 9.4, nothing in this Agreement or the licences granted hereunder shall be construed:

(a) as a representation or warranty that the Licensed Patents or any of them will proceed to grant;

(b) as a representation or warranty that the activities licensed hereunder or any of them are not infringements of any intellectual property rights of any third party; or

(c) as a representation or warranty that the Existing Inventions or any other information communicated by the Licensors to the Licensee under or in connection with this Agreement will produce Field Products of satisfactory quality or fit for the purpose for which the Licensee intended.

9.6 To the extent legally permissible, the Licensors hereby exclude liability to the Licensee for any and all loss or damage of any kind howsoever caused, including loss of profits or other consequential or special loss, arising from the Licensee's use of or inability to use the Licensed Patents.

10. CONFIDENTIALITY

10.1 The Licensee shall not use the names of the Licensors or any of their employees in any public relations activities or other activities without the Licensors' prior written consent.

10.2 The Licensee further acknowledges that any unauthorized disclosure by the Licensee regarding the Licensed Patents to any third party is likely to cause irreparable damage and competitive disadvantage to the Licensors. In the event of any unauthorized disclosure to any third party, the Licensee will take any and all necessary steps to secure the return of any and all materials that have been provided to such third party

and to mitigate the loss and damage that may have been caused to the Licensors.

10.3 The Licensee shall not use, divulge or communicate to any person (other than as permitted by this Agreement or with the prior written authority of the Licensors) and shall keep confidential at all times, the Information relating to the Licensed Patents and shall use its best endeavours to prevent the unauthorised publication or disclosure of such Information. Notwithstanding the foregoing, the Licensee may disclose such Information to its employees who are directly involved with the development of the Field Products, provided that such employees are first required to sign a confidentialit) undertaking not to disclose or use such Information for purposes outside of their employment.

10.4 The Licensee shall also ensure that its employees and those of its sub-licensees are aware of and comply with the confidentiality provisions in this Agreement and the Licensee shall indemnify the Licensors against any loss or damage which the Licensors may sustain as a result of any breach of confidence by the Licensee or its employees.

10.5 Clause 10.2 shall not apply to any Information relating to the Licensed Patents which:

10.5.1 is in or has entered the public domain otherwise than as a result of publication or disclosure by the Licensee;

10.5.2 was previously known to the Licensee without breach of any duty of confidence (whether contractual or otherwise) or other than as a result of disclosure by the Licensors;

10.5.3 was rightfully obtained by the Licensee from a third party without there being a duty of confidence; or

10.5.4 is required to be disclosed by law, but only to the extent and for the purpose of such disclosure, and provided the Licensee first gives the Licensors not less than fourteen (14) days prior written notice of the legal obligation to give disclosurc.

11. INFRINGEMENT AND THIRD PARTY RIGHTS

11.1 The Licensee shall as soon as it becomes aware thereof give the Licensors frill particulars in writing of any use or proposed use by any other person, firm or company

of any goods or processes which amounts or might amount to infringement of the Licensed Patents or the Licensee Inventions.

11.2 If the Licensee becomes aware that any other person, firm or company alleges that the Licensed Patents or the Licensee Inventions are invalid or that use of the Licensed Patents or Licensee Inventions infringes any rights of another party or that the Licensed Patents or Licensee Inventions can be challenged or are challenged as to validity, the Licensee shall immediately give the Licensors full particulars in writing thereof and shall make no comment or admission to any third party in respect thereof.

11.3 Each of the Licensors shall have the conduct of all proceedings relating to the Licensed Patents and shall in its sole discretion decide what action if any to take in respect of any infringement or alleged infringement of the Licensed Patents or any other claim or counterclaim brought or threatened in respect of the use or registration of the Licensed Patents. The Licensee shall not be entitled to bring any action for infringement of the Licensed Patents and none of the Licensors shall be obliged to bring or defend any proceedings in relation to the Licensed Patents if they decide in their sole discretion not to do so.

11.4 The Licensee will at the request of the Licensors give full cooperation to the Licensors in any action, claim or proceedings brought or threatened in respect of the Licensed Patents and the Licensors shall meet any reasonable expenses incurred by the Licensee to third parties in giving such assistance, provided the same have been approved by the Licensors in writing in advance of them being incurred.

11.5 The above provisions shall also apply to the Licensee and the Licensee Inventions as if references to the Licensors above are references to the Licensee, and vice versa; save that the Licensee shall be obliged to take action at its own cost against infringers of the Licensee Inventions.

11.6 If any warning letter or other notice of infringement is received by a party hereto or legal suit or other action is brought against a party hereto, alleging infringement of third party rights in the manufacture, use or sale or offer of any Field Products or use of any Existing Inventions or Licensee Inventions, that party shall promptly provide hill details to the other party, and the parties hereto shall discuss the best way to respond.

11.7 The Licensee shall defend such suits relating to the Licensee Inventions and shall have the right to settle with such third party, provided that if any action or proposed

settlement involves the making of any statement, express or implied, concerning the validity of any Licensed Patents, the consent of the Licensors must be obtained before taking such action or making such settlement.

11.8 Each of the Licensor and the Licensee undertakes to the other that they will not pursue the other for infringement of any patent rights in respect of which the other is licensed pursuant to this Agreement, provided always that the terms of this Agreement have been complied with. For the avoidance of doubt, the non-payment of the royalties due pursuant to clause 6 may render the Licensee's sales of the Field Products an infringement of the Licensors rights, and in the absence of royalties being paid the Assignee shall be entitled to threaten and pursue infringement claims.

12. INDEMNITY

The Licensee shall fully indemnify each of the Licensors against any claims, actions, loss, damages, costs or expenses (on a full indemnity basis) which are made against or incurred by any of the Licensors as a result of any claim or threatened claim concerning the Licensee Inventions or the use by the Licensee or any of its sub-licensees of the Licensed Patents or otherwise in connection with the manufacture, use or sale of or offer of or any other dealing in any of the Field Products by the Licensee or any of its sub-licensees.

13. NOTICES

13.1 Any notice to be given under this Agreement shall be in writing and shall be sent by mail, or by fax (confirmed by mail), to the address of the other party hereto set out at the head of this Agreement, or to the relevant fax number set out below, or such other address or fax number as that party may from time to time notify to the other party in accordance with this Clause 13. The addresses and fax numbers of the parties hereto are as follows

Licensors	Walcom Bio-Chemicals Industrial Limited
Address:	Rm 613, West Wing Office Bldg., New World Centre 20 Salisbury Road, Tsimshatsui Kowloon, Hong Kong
Fax number:	852-24940112

For the attention: Francis Chi

Address

Walcom Animal Sciencc (T.R) Limitcd, Walcom Animal Science (I.P.2) Limited, Walcom Animal Science (I23) Limited, Walcom Animal Science (I.P.4) Limited and Walcom Animal Science (1.P.5) Limited

Unit 613, 6/F., West Wing Office Building, New World Centre
20 Salisbury Road, Tsimshatsui

Kowloon, Hong Kong

Fax number: 852-24940112
For the attention: Francis Chi

Licensee: Omega-BioPharma Holdings Limited
Address: Suite 1201, Tower 2, The Gateway,
25 Canton Road, Tsimshatsui, Kowloon, Hong Kong

Fax number: 852-29560111
For the attention: Eddie Chan

13.2 Notices sent as above shall be deemed to have been received three (3) Business Days after the day of posting in the case of mail, or on the next working day after transmission in the case of fax messages, but only if a transmission report is generated by the sender's fax machine recording a message from the recipient's fax machine, confirming that the fax was sent to the number indicated above and confirming that all pages were successfully transmitted).

14. GENERAL PROVISIONS

14.1 Each of the parties hereto agrees to perform (or procure the performance of) all further acts and things, and execute and deliver (or procure the execution and delivery of) such further documents, as may be required by law or as may be necessary or reasonably desirable to implement and/or give effect to this Agreement and the transactions contemplated by it.

14.2 Any right, power or remedy expressly conferred upon any party under this Agreement shall be in addition to, not exclusive of, and without prejudice to all rights, powers and

remedies which would, in the absence of express provision, be available to it, and may be exercised as often as such party considers appropriate.

14.3 No failure, relaxation, forbearance, indulgence or delay of any party in exercising any right or remedy provided by law or under this Agreement shall affect the ability of that party subsequently to exercise such right or remedy or to pursue any other rights or remedies, nor shall such failure or delay constitute a waiver or variation of that or any other rights or remedy. No single or partial exercise of any such right or remedy shall preclude any other or further exercise of it or the exercise of any other right or remedy.

14.4 The parties hereto intend that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws applied in each jurisdiction in which enforcement is sought. If any particular provision or part of this Agreement shall be held to be invalid or unenforceable, then such provision shall (so far as invalid or unenforceable) be given no effect and shall be deemed not to be included in this Agreement, but without invalidating any of the remaining provisions of this Agreement.

14.5 No variation of any of the terms of this Agreement shall be effective unless such variation is made in writing and signed by or on behalf of each of the parties hereto.

14.6 This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. The Licensee shall not take any steps to assign, transfer, charge or otherwise deal with all or any of its rights and/or obligations under or pursuant to this Agreement without the prior written consent of the Licensors.

14.7 The Licensee shall not make any press or other public announcement concerning any aspect of this Agreement, or make any use of the name of the Licensors in connection with or in consequence of this Agreement, without the prior written consent of the Licensors.

14.8 This Agreement, including its Schedules, sets out the entire agreement between the parties hereto relating to its subject matter and supersedes all prior oral or written agreements, arrangements or understandings between them relating to such subject matter. The parties hereto acknowledge that they are not relying on any representation, agreement, term or condition which is not set out in this Agreement.

14.9 None of the parties shall act or describe itself as the agent of the other, nor shall it make or represent that it has authority to make any commitments on the other's behalf

14.10 Nothing in this Agreement shall constitute or be deemed to constitute a partnership between the parties.

15. GOVERNING LAW AND JURISDICTION

This Agreement (together with all documents referred to in it) shall be governed by and construed and take effect in accordance with the laws of Hong Kong (which each of the parties hereto considers to be suitable to govern the international commercial transactions contemplated by the agreement). Each of the parties irrevocably submits to the non-exclusive jurisdiction of the courts of Hong Kong for the determination of any question, dispute, suit, action or proceedings arising out of or in connection with this Agreement.

SCHEDULE I

Patent Applications

Applicant	Type of Patent
Walcom Animal Science (I.P.) Limited	Dairy cow feed invention
Walcom Animal Science (I.R2) Limited	Cysteamine-containing composition invention
Walcom Animal Science (I.P.3) Limited	Feed for fish and use thereof
Walcom Animal Science (l.R4) Limited	Antibodies to Adipose Tissues
Walcom Animal Science (IRS) Limited	Poultry feed invention

Walcom Animal Science (I.P.) Limited

Title	Country Filed	Filing Date	Application No.
Dairy cow feed and the use thereof	UK	19 Sep 2001	0122610.9
Cow feed containing cysteamine	Hong Kong	20 Aug 2003	
Composition with multiple uses for dairy animals	Thailand	9 Dec 2002	078685
	Malaysia	12 Dec 2002	P120024662
Composition comprising cysteamine for improving lactation in dairy animals	PCT	18 Sep 2002	PCT/EP02/1 0518
	Japan	18 Mar 2004	2003-528535
	Canada	18 Mar 2004	2,460,885
	Brazil	18 Mar 2004	P1 0.212.596-0
	Mexico	18 Mar 2004	PAIaJ2004/002594
	South Korea	18 Mar 2004	10-2004-7003985
	India	05 Apr 2004	00866/DELNP/2004
	New Zealand	06 Apr 2004	532176
	Europe	08 Apr 2004	02798740.3
	Australia	15 Apr 2004	2002333863
	Russia	16 Apr 2004	2004111667
	USA	24 Jun 2004	10/489,700
	PRC	14 May 2004	02822635.6
	New Zealand	16 Sep 2005	542437
	Australia		
	Philippines	16 Sep 2002	1-2002-000662
	Taiwan	18 Sep 2002	91121350

Walcom Animal Science (I.P.2) Limited

Title	Country Filed	Filing Date	Application No.
Composition for promoting growth in animals containing cysteamine or its salts and the use of the same	PRC	13 Dec 2000	00132107.2
Composition for Regulating animal growth, method of manufacture and use thereof	PCT	12 Dec 2001	PCT/EPO1/14628
	Philippines	7 Aug 2002	1-2002-500027
	EPO	21 May 2003	01986869.4
	Australia	27 May 2003	38425/02
	Brazil	11 Jun2003	P10116076-i
	Canada	09 Jun 2003	2,431,250
	Indonesia	11 Jun2003	WOO 2003 01134
	India	19 May 2003	00768/DELNP/2003
	North Korea	28 May 2003	03- 1491
	South Korea	13 Jun2003	2003-7007909
	Mexico	28 May 2003	PAIaJ2003/004,764
	New Zealand	23 May 2003	526076
	Russian Federation	11 Jul2003	2003121238
	Ukraine	11 Jul2003	2003076521
	USA	6 Jul 2004	10/885,26 1
	Vietnam	20 May 2003	1-2003-00450
	South Africa	29 May 2003	2003/3877
	Poland	12 Jun 2003	P.363303
	Japan	29 May 2003	2002-549641
	PRC	13 Jun 2003	01820603.4
	PRC	5 Jan 2006	200610000415.4
	Taiwan	10 Dec 2001	90130555
Materials and Methods for Improving Livestock Productivity	US	20 Jan 2006	11/335,938
	Argentina	17 Feb 06	P060 100578
	Malaysia	31 Jan2006	TBA
	Thailand	1 Feb 06	108339
	Taiwan	31 Jan2006	TBA

Composition for promoting growth in animals containing cysteamine or its salts and the use of the same	Hong Kong	14 Jan 2003	03100339.7

Walcom Animal Science (I.P.3) Limited

Title	Country Filed	Filing Date	Application No.
Feed for fish containing cysteamine	UK	20 Feb 2002	0203991.5
	Hong Kong	19 Mar 2004	04102051.8
Feed for fish and use thereof	Taiwan	1 Jul 2002	91114532
	Thailand	18 Feb 2003	080161
	Taiwan	19 Feb 2003	92103458
	Malaysia	19 Feb 2003	P120030567
	PCT	20 Feb 2003	PCT/EP03/0 1733
	USA	17 Sep 2004	10/504,257
	Philippines	10 Aug 2004	1-2004-501208
	Canada	17 Aug 2004	2,476,620
	Indonesia	18 Aug 2004	W-00 2004 01757
	South Korea	19 Aug 2004	2004-7012877
	Japan	19 Aug 2004	2003-568995
	Vietnam	19 Aug 2004	1-2004-00794
	Russia	17 Sep 2004	2004127946
	Europe	17 Sep 2004	03742561.8
	PRC	20 Oct 2004	03808864.9
	Hong Kong	26 Jan 2006	06101253.4

Walcom Animal Science (t.P.4) Limited

Title	Country Filed	Filing Date	Application No.
Antibodies to Adipose Tissues	UK	5 Jun 2002	0212876.7
PCT		5 Jun 2003	PCT/EP03/05896
	Europe	26 Nov 2004	03740187.4
	USA	30 Nov 2004	10/516,428
	South Korea	2 Dec 2004	2004-7019596
	Japan	2 Dec 2004	2004-511348
	Brazil	3 Dec 2004	P10311586-0
	PRC	6 Dec 2004	03813074.2
	Hong Kong	17 Feb 2006	06102180.0

Antibodies directed to the adipose tissues in an animal, method of producing such antibodies, and uses of said antibodies in modulating the contents of adipose tissues in a target animal	Taiwan	1 Jul 2002	91114531

Walcom Animal Science (I.P.5) Limited

Title	Country Filed	Filing Date	Application No.
Poultry feed and the use thereof	UK	23 Jul 2001	0117902.7
Taiwan		28 Sep 2001	90124096
Composition comprising cysteamine for specific uses in poultry raising and egg production	PC T	12 Jun 2002	PCT/EP02/06430
	North Korea	19 Feb 2004	04-1540
	India	23 Feb 2004	00423/DELNP/2004
	Europe	16 Feb 2004	02754659.7
	Canada	17 Feb 2004	2,457,954
	Russia	19 Feb 2004	2004105036
	Hong Kong	18 May 2005	05104171.8
	Australia	16 Feb 2004	2002320849
	Mexico	20 Feb 2004	PA/a12004/00 1632
	PRC	15 Mar 2004	02818059.3
Composition with multiple uses for dairy animals	Taiwan	18 Sep 2002	91121350
Composition with multiple uses for poultry	Taiwan	12 Jun 2002	91112814
	Malaysia	18 Nov 2002	P1 20024306
	Thailand	13 Nov 2002	078011
	Philippines	26 Nov 2002	1-2002-500048
	USA	7 Sep 2004	10/486,862
Poultry feed and the use thereof	Hong Kong	26 Feb 2003	03101426.9
	PRC	27 Sep 2005	200510105541.1
	PRC	19 May 2006	200610081439.7
Composition for enhancing animal vaccine efficacy			
Method for enhancing H5N1 Avian Influenza Vaccine Efficacy			

SCHEDULE 2

SCOPE OF DESCRIPTION OF EXISTING INVENTIONS

Walcom has developed a proprietary formulation of cysteamine that has been protected by several granted patents, with many more related patent applications under consideration in countries around the world. The pure cysteamine compound is very difficult to store and administer, since it is readily oxidised on exposure to air to an inactive compound. It also has the severe disadvantage for a feed additive of having a remarkably bad odour, akin to that of bad eggs. Cysteamine in the Walcom products is encapsulated in a proprietary formulation that includes cyclodextrin. This Walcom formulation gives granules in which the cysteamine is very stable (not readily oxidised in air and tolerant of the heat treatment that is routinely applied to feed additives). The granules are easy to add to feed and are very palatable for the livestock, since the cyclodextrin molecules that enclose the cysteamine also mask the bad odour. Additional flavourings appropriate for each species can also be included.

Walcom's Patents are primarily focused in:

- Proprietary Micro-Encapsulation Technology on Cysteamine, of which all / most of the adverse side effects of the substance have been subdued.

Growth Promoting effect for all animals (including fish).

In addition to effects on growth, cysteamine has been shown to enhance the activity of the immune system. Such actions are expected in the light of the observation that cysteamine promotes the release of Growth Hormone, since there is increasing evidence that Growth Hormone, and the subsequently formed Insulin-Like-Growth-Factor-I (IGF-1) have a powerful influence on immunity.

Moreover, cysteamine has also been discovered to have a positive synergistic effect in enhancing the antibody titer of the animals after being vaccinated, including H5N1 Avian Influenza Vaccine.

SCHEDULE 3

Draft Undertaking to be executed by sub-licensees, including Associated Companies

Tα Walcom Bio-Chemicals Industrial Limited
Walcom Animal Science (I.P.) Limited
[insert list of IF companies]

Dear Sirs,

We are a sub-licensee appointed by OMEGA-PI-IARMA HOLDINGS LIMITED ("OMEGA") in the territory of 1 1 pursuant to a Sub-licence Agreement dated 1 1 (the "Sub-licence Agreement") for the purpose of assisting OMEGA in the performance of its rights and obligations pursuant to the Exclusive Licence Agreement between Walcom and others and OMEGA, dated 1 1120061 ("the Head Licence").

Terms used in this letter shall have the same meanings as defined in the Head Licence, unless the context otherwise requires.

We hereby irrevocably undertake to:

(i) inform you of all technical information concerning the Existing Inventions and any Improvement Inventions that become known to us or our Associated Companies;

(ii) to supply you with any documents or drawings relevant to the Existing Inventions and any Improvement Inventions that become known to us or our Associated Companies;

(iii) with effect from the date of the Sub-licence Agreement, and on every twelve (12) months anniversary thereafter, we shall provide to you a detailed report of the nature and extent of the research and development undertaken by us or our Associated Companies in the Field, together with the results of such research and development, and including any Licensee Inventions, and any proposed activities for the following twelve (12) month period. Following such report, we shall provide such information and documentation as may reasonably be requested by you, provided always that we shall not consider such a request to be unreasonable on the grounds of it being confidential information;

(iv) send to you at the same time as each royalty or other payment is made under the Sub-licence Agreement, a statement setting out, in respect of each territory or region in which Field Products are sold, the types of the Field Products sold, the quantity of each type sold, and the total Net Sales Value in respect of each type, expressed both in local currency and Hong Kong dollars and showing the conversion rate used, during the period to which the royalty payment relates;

(v) keep at our normal place of business for a period of five *(5)* years detailed and up to date records and accounts showing the quantity, description and value of Field Products sold by us; and

(vi) make such records and accounts available, on your reasonable notice, for inspection during business hours by an independent auditor nominated by you for the purpose of verifying the accuracy of any statement or report given by us to you.

We hereby further undertake to fulfil and perform our obligations pursuant to our Sub-licence Agreement with OMEGA and also undertake to accept joint and several liability with OMEGA for OMEGA's obligations in the Head Licence in the event our activities are in breach of the Head Licence.

We acknowledge that if called upon by you to pay royalties, that are due from us to OMEGA under our Sub-licence Agreement, to you due to breaches of the Head Licence by OMEGA, we shall duly comply with such request and provide any other information reasonably requested by you.

This undertaking is governed by Hong Kong law and is subject to the non-exclusive jurisdiction of the Hong Kong courts.

SEALED with the Common Seal of

and SIGNED BY

its Director in the presence of:-

EXECUTION PAGE

IN WITNESS whereof, the parties hereto have duly executed this Agreement the day and year first above written.

SEALED with the **COMMON SEAL**
of **WALCOM BIO-CHEMICALS INDUSTRIAL LIMITED** and
SIGNED BY
in the presence of:-
Ngan Suet Ching
Unit 613, 6/F., West Wing Office Building,
New World Cur., 20 Salisbury Road,
Tsimshatsui, Kowloon, Hong Kong

[redacted]

SEALED with the **COMMON SEAL**
of **WALCOM ANIMAL SCIENCE (I.P.) LIMITED** and
SIGNED BY
in the presence of:-
Ngan Suet Ching
Unit 613, 6/F., West Wing Office Building,
New World Ctr., 20 Salisbury Road,
Tsimshatsui, Kowloon, Hong Kong

[redacted]

SEALED with the **COMMON SEAL**)
of **WALCOM ANIMAL**)
SCIENCE (I.P.2) LIMITED and)
SIGNED BY)
in the presence of:-)
Ngan Suet Ching)
Unit 613, 6/F., West Wing Office Building, New)
World Ctr.. 20 Salisbury Road, Tsimshatsui,)
Kowloon, Hong Kong

[redacted]

SEALED with the **COMMON SEAL**
of **WALCOM ANIMAL SCIENCE (I.P.3) LIMITED** and
SIGNED BY
in the presence of:-
Ngan Suet Ching
Unit 643, 6/F., West Wing Office Building, New
World Ctr., 20 Salisbury Road, Tsinishatsui,
Kowloon, Hong Kong

[redacted]

SEALED with the **COMMON SEAL** of **WALCOM ANIMAL SCIENCE (I.P.4) LIMITED** and **SIGNED BY** in the presence of: -
Ngan Suet Ching
Unit 613, 6/F, West Wing Office Building,
New World Ctr., 20 Salisbury Road,
Tsimshatsui, Kowloon, Hong Kong

SEALED with the **COMMON SEAL** of **WALCOM ANIMAL SCIENCE (I.P.5) LIMITED** and **SIGNED BY** in the presence of:-
Ngan Suet Ching
Unit 613,6/F., West Wing Office Building,
New World Ctr., 20 Salisbury Road,
Tsimshatsui, Kowloon, Hong Kong

SEALED with the **COMMON SEAL** of **OMEGA-BIOPHARMA HOLDINGS LIMITED** and **SIGNED BY** in the presence of
Wong Sin Fai, Albert
Suite 1201, lower 2, The Gateway,
25 Canton Road, Tsimsliatsui,
Kowloon, Hong Kong